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This Schedule 14A relates solely to preliminary communications made prior to furnishing security holders of 5E Advanced Materials, Inc. (the “Company”) with a definitive proxy statement related to a proposed restructuring and recapitalization transaction (the “Transaction”) subject to the terms of a Restructuring Support Agreement, dated as of January 14, 2025.

The following is a transcript of a conference call held on January 15, 2025 relating to the Transaction and other matters, which the Company made available on its corporate website on January 17, 2025.

Transaction Call

Date: January 15, 2025

Company: 5E Advanced Materials, Inc.

Nasdaq: FEAM

ASX: 5EA

Company Participants

Paul Weibel, Chief Executive Officer

Graham van’t Hoff, Chairman

Other Participants

Romeo Maione, 6ix

Transcript

Romeo Maione

6ix

Good morning, good afternoon or good evening, depending on where in the world you're signing in from. It's a very international audience today, so appreciate everybody spending time with us. I'm joined today by 5E Advanced Materials CEO, Paul Weibel, and Chairman Graham Van’t Hoff. Gentlemen, thanks for joining me today.

Paul Weibel

CEO

Yeah, no problem.

Romeo Maione

6ix

So here's how today's gonna work. I'm first gonna throw it to Paul and Graham, beginning with Graham for just an overview on recent news for the company. Then I'll have some questions to go through, including those submitted in advance via email, which I appreciate you guys setting those through.

And finally, we're gonna take a couple of questions from today's live audience. Now, if for whatever reason we don't get to your question today in the chat in the bottom right hand of your screen, whether that's because you ran out of time or it already been covered, etc. don't worry, I'm still going to make sure that the 5E team gets them so that they can get back to you as soon as possible.

I'll say that today's event is being recorded and will be available for replay probably tomorrow morning around afternoon time. I'm going to really quickly go through, uh, uh, some legal texts. So give me one second. I'll say before we begin, please note that certain information presented on this webinar will constitute forward looking statements than the meaning of the Private Securities Litigation Reform Act of 1995.

These statements involve many risks and uncertainties that would could cause actual results materially differ from 5E's current expectations. Further information on these risks and uncertainties is contained in 5E's filings with the SEC and the risk factors of such filings in the forward looking statement portions of the press release 5E issued earlier on the morning of January 14th, 2025.

Copies are available from 5E website at www.5Eadvancedmaterials.com. The forward looking statements majoring today's call are based on 5E's current expectations, forecasts, and beliefs, and 5E does not intend nor does take any obligation to update any forward looking statements with the results and information, future events, or otherwise.

With that out of the way and my housekeeping generally, I'll pass it to Graham to start us off today.

Graham Van’t Hoff

Chairman

Well done Romeo for getting through that quickly. Welcome everyone. And thanks for joining us. As incoming chairman, I want to make a few remarks, before, Paul will then go into the details of where we are.

I'm sure a majority of you on this call share the vision of us bringing on a new, World's source of boron, as boric acid, but also, other boron derivatives. And that is the promise of what 5E advanced materials is all about. The same time, I'm sure all of you are bitterly disappointed with our share price performance and I can say that I am and everybody else on the team is, is also. The reality is that a stem from a number of big mistakes that were made in the period around 2021 and 2022.

They stem from over optimism, over promise and a lack of attention to details. The consequences of that was that the small scale facility that we brought on stream took too long for us to build. It was too expensive. It had design flaws, it had procurement flaws, and that led to quality flaws, both in construction and in operations.

And the consequence of that is costs and delays. And of course, with costs and delays, that then created a liquidity drain, which is what we've been struggling with for the last 18 months. The same time, if you go back to like middle of 2022, if you looked at the size of the management team, it was the kind of management team that you would have expected.

From a midsize revenue generating company, not a pre revenue starter. And so that meant we had two high G and A levels, which also was a drain on the liquidity. We still have some issues with the SSF, but the team has done a unbelievable job managing through those. And I'm completely confident we'll continue to do so.

I think the team that we now have in place is a great team. It is small, it is highly motivated, and it is high performing. This is not the team that created the problems. This is the team that is fixing the problems. Similarly, we've reduced the size of the board. So we've cut down on the GNA from the board.

And what we have as a board is now highly focused and driven to achieve the very best that we possibly can. I'm sure that many of you are disappointed with the share dilution involved with this deal. The reality is we needed money and that money was not forthcoming from other sources. The deal we now have is not perfect, but it does position us to have an ownership structure to attract new funds and to have committed backers into the future.

We've made tremendous progress with our commercial plant design. It is really important to get this right for all the reasons that I've just spoken to that were negatively demonstrated with a small scale facility, and we are continuing to uncover opportunities for improvement. The challenge is for us to get this finalized at a high quality as soon as we possibly can.

And with that, we will enable a new technical report. We will enable the start of feed. And with that, the opportunity for new investment from third parties and from government. So that's the work of the next few months. And the team is absolutely committed to doing that as well as we possibly can. I'd like to thank all of you for being on this journey with us.

I know it's been disappointing and, I think we all feel it, but you feel it as well. So, thank you for being on this journey and staying on this journey with us. And with that, I'd like to hand over to Paul, and Paul's going to go into a lot more detail. So over to you, Paul.

Paul Weibel

CEO

Thanks, Graham.

First here, I want to thank all in attendance for today's call, and I also want to thank and acknowledge 5E's team for their continued dedication and hard work, and really determination as we continue to execute on the business plan, following up on Graham's remarks.

Before I want to summarize the transaction, I want to emphasize that my expectation here for 2025 is that we continue to build upon our operational success that that we achieved in 2024 started, authorization and mining activities. And then that segue to first product samples going out and in really steady state and ultimately culminated at the end of the year where we we sold 22 super sacks and feedback on that has actually been really, really good, um, as that product went directly into blow and insulation in the U.S. Market.

But with that, you know, yesterday we did announce our restructuring support agreement, and that includes the following highlights: the company issued 5 million of convertible notes that had a conversion price of approximately 29 cents, and then that outlines a path here where we will call a special meeting of shareholders, and upon a favorable, a successful vote, that RSA achieves the following: it'll be a full equitization of all convertible notes, where the company is going to issue approximately 312 million shares of common stock; lenders who will then at that point in time be shareholders will subscribe to 5 million of the company's equity; that equity price will be struck at the conversion price or approximately 29 cents or the lower of five day VWAP or volume weighted average price post equitization; lenders will receive one year warrants to purchase a number of shares of common stock with a value equal to an aggregate of 20 million.

And then Ascend and Bluescape will each have a right to nominate two directors to the company's board, which will be trimmed down to four on a go forward basis. So with that, that kind of summary summarizes the, the high level terms of the transaction, and I'll kind of pass it back off to Romeo here to kind of run through some Q and A.

Question and Answer

Romeo Maione

6ix

Appreciate that very much, Paul. So I'm going to go through some questions. As a reminder, especially the folks who joined a bit late, that, um, you can enter questions in the chat box at the bottom right of your screen at any point during today's presentation. So I'll start first off, and look, this was reflected in a few of the questions that were submitted via email.

Um, how did you arrive at 80%, Paul?

Paul Weibel

CEO

Yeah, and I think it's, give or take, dependent on time and conversion. I think before it was approximately 79 and change, and then with the equity it kind of ticks up to 81%. It depends if you're looking at it on a fully dilutive or, or non-diluted basis, but what I think needs to be noted, and Graham spoke to some of this, is that we did test the equity markets on three different occasions in 2024.

And if you look back and what was the result of that, we brought in 4 million of equity. And at each time we had to go back to the note holders and we raised them 17 million in convertible debt. And each time we went to the market, the feedback was adamantly consistent. Yes, you're operationally excelling and you're progressing the business forward, but, those notes, they're a problem and, and they’re an overhead hang.

And so given that structure and the feedback we received on three different occasions, lenders were essentially becoming the majority of the financial support and that needed to change. And so with an equitization, what that solves for is ultimately a healthy and investable capital structure where those two lenders are going to forego their priority on the cap structure, any rights under the notes, but this is contingent upon a successful vote and that's going to be required.

And from approximately the 80 percent level, this was agreed based on a negotiation that really struck a balance between what are shareholders interest, Hey, we needed money now, and in capital to continue funding the business, and then it compensates the lenders with an ownership level that they're comfortable to equitize and really give up that, that seniority in the capital structure.

Romeo Maione

6ix

I appreciate that. Another one that was written in. Why weren't existing shareholders given the luck to participate at these levels?

Paul Weibel

CEO

Yeah, I think this dovetails on the back of the last question, which is like one leads to another, but we did test the markets on three different occasions and we had spoken with various groups of larger shareholders. And there's no term sheets submitted and I was on an Australian trip in July and kind of walking through, what, where we are today, where we're going.

And someone told me like, I am investing. I am buying the stock as, as long as the notes are there. And people were candid about the notes and they were a barrier for whether it's issuing capital or buying in the open market. And so as we, kind of into December, we really needed to work through a structure to equitize the notes and secure immediate funding as essentially we had a cash covenant that had relief, but that was expiring December 31st and so as we knew we needed to solve for that and those were our two priority items.

And so having an on lever balance sheet that really is healthy. With no debt really sets up the company for a longer term success and positions the company to to excel operationally, I'll say that the RSA docs do restrict our ability to offer securities during the pendency of this transaction without lenders consent, you know, but our board, our lenders understand that.

Listen, this is a 300 million project and there's going to be additional capital required.

Romeo Maione

6ix

Appreciate that too. So one question, now that you're free from the restrictive debt levels, what are the anticipated use of funds in the near term?

Paul Weibel

CEO

Listen, I think restructuring aside, like we're business as usual here and we're focused on delivering funds that are going to go to continuing production of boric acid for customer qualification.

We continue to really track well with floor in our pre feed, and we've already kicked off our vending to vendor testing program on with specific OEMs, milestone wise, we're really focused on getting enough tonnage here for specialty glass tank testing in the Asian markets, as well as the offtakes on boric acid and calcium chloride, following a successful vote here for for shareholders.

This quarter, we're going to be free from restrictions, covenants, um, once we, we can close this restructuring and, you know, this, you know, this comes with lenders giving a priority in the cap structure.

Romeo Maione

6ix

No, it makes sense. Um, after the restructuring, how much, if any debt will still be remaining on the balance sheet?

Paul Weibel

CEO

Always three small truckloads. So it goes from zero to hero.

Romeo Maione

6ix

Okay. I appreciate that. Graham, I'm going to get you in for the next one. If you don't mind, curious if management or the board are going to get retainment bonuses or any other additional financial incentive as part of this transaction.

Graham Van’t Hoff

Chairman

Yeah. So first of all, let me be clear that as part of the transaction, there is no cash retention, so that is not in the transaction. I think the board and conversation committee will need to consider what may be an appropriate incentives to retain our talent going forward. I would say, as I look at it now, I do not envisage that any form of retention is needed for board members. I think, and I can say I've been contacted by more than one investor saying that I really hope that we're not going to lose some of our key management.

And I would say, I share that sentiment. And it is very important that we have enough incentive structure to make sure that that indeed is the case. So our key management and we're small lean and there's no real overlap of capabilities here. So, we need to retain what we've got and we're happy with what we've got.

And so I envisage we’ll probably need to do something, um, but we have not landed that at this point.

Romeo Maione

6ix

Appreciate that very much. Paul, what changed to the best of your ability to answer what changed to give your lenders the confidence to rotate their positions from creditors to equity investors?

Paul Weibel

CEO

Listen, we've gotten to know the Bluescape team. We have gotten to know the Ascend team. It's visits with both of them and getting management, getting to know our investors. And while I can't speak for the lenders, I believe it's the relationship we're building there, there are financial partner and our sponsors and, it's continued execution, commercial progress on what Mark and Kenneth are doing.

Listen, the Ascend and Bluescape are both financial investors. They're going to listen to what the capital markets are telling us. What's the market saying? And, it was saying that the current Curt corporate structure is a challenge. And so that feedback with listening and knowing what the company has been doing and the progress we're making, while I can't speak for them is why I believe they're going to equitize.

But we got to get a favorable shareholder vote. Their preference has really been, want to see share price go higher. There's value in convexity and in the condo and in their preference, what is to have investors, other investors in the company. And so if the investment community and market are saying, and the feedbacks that minimal capital is going to come into the company with the notes on the balance sheet, we needed to work a solution to remove the debt. And so that's kind of where we, and which is where we are today.

Graham Van’t Hoff

Chairman

And maybe just to add Paul, the risk of slight duplication, but just an add, I think that, you know, we all know that. The discount that they're getting off the current share price is a frustration to, or it would be a frustration to me sitting in an average investor's shoes, frankly.

So we understand that at the same time, I'd say what they are doing here is a huge positive and, and that's for two reasons. And I think Paul's said them, but I'll re say them, which is first of all, I think the both of them recognize that them staying as notes holders was fundamentally not going to unlock our ability to get new investment into the future.

And it was blocking it. And as long as they sat there, that was really not going to work. And the second thing I think is, by stepping now to being, becoming equity holders, like everybody else, obviously now they're exposed. And I think the fact that they are exposed means that they also have to be fundamentally committed.

And I think that commitment is an excellent thing for us for the longer term. So I think we're into, we get into a fundamentally much better position. It does come with some level of pain right now, which we appreciate, but we think it's ultimately, it's the right thing going forward.

Romeo Maione

6ix

Thanks for additional context. The next question. It's echoed by Adrian in the chat, which is how far do the funds from equitization and the additional equity purchases take you in terms of operations and advancing pre feed engineering? So really, with the new capital, how long of a timeline is this fund based on anticipated burn rate?

Paul Weibel

CEO

Great. Thanks for the question. Appreciate the activity in the chat. So the first part of the funding package will give us runway to complete for pre feed engineering. There was a, you know, when we kind of announced that the byproducts going to be calcium chloride that did push out pre feed a bit into a little bit later in the spring.

So it gets us us through that. We think that the move to calcium chloride, it's an industrial mineral. It's a better product to sell than gypsum. We've gotten that feedback already as we're talking to various groups. So it gets us through pre feed pfs, all the vendor testing, you know really getting that builds and kind of stage gaze gates over into the file three and the equitization also eliminates those cash covenants and kind of onerous rules that come with with the notes and it could keep us running until June.

Um, you know, and I think that kind of harmoniously aligns with, you know, I expect we'll be at a point where we can stage gate to file three technical report will be in the market. And then obviously the warrants then provide an additional pathway to continue funding the business. And we believe, you know, the exercise of the warrants fully funds the company FID.

So I think this, yes, there's optionality with the warrants, but it's a tool in the toolbox and essentially with Bluescape and Ascend are, are essentially financial partners.

Romeo Maione

6ix

Thank you. Uh, next question also reflected in the chat. This is given the current price level and the volume of new shares. We have to do anything like a reverse split to cure issues with the NASDAQ. And if so, what does, what does that look like?

Paul Weibel

CEO

Yeah. So, okay. And I've gotten one offs, whethe just calls or emails on this for, and this ties directly to the NASDAQ efficiency. So there's two rules. One, you need to maintain a dollar stock.

There's kinds of exemptions. You get six month periods to kind of work through that. Two, is that tour book value of equity essentially is below 10 million and that's an accounting mechanism, but NASDAQ requires it to be above 10 million and there's kind of nuances of why we got there.

Some of our like crazy debt restructure and we had a loss last year because of the restructure and well, we're depreciating the small scale facility kind of over a smaller period because what we plan on building a much larger commercial facility. So all this kind of complicates into, well, you know, you have a NASDAQ deficiency, kind of couple storms colliding.

We have a proxy statement that is scheduling our annual meeting on January 21st. On that proxy, there's a proposal for a reverse split to maintain NASDAQ compliance. I wasn't bearing on any unforeseen changes. I anticipate that proposal will get passed and then essentially the board can effectuate the reverse split in a few weeks.

And I think the range is like 13 to 1 and maybe 25 to 1. Don't hold me to it, but there's a range and that final ratio is to be determined. And then additionally, a successful, there'll be another vote and a special meeting that essentially has, if it's a favorable vote, no, it's equitized.

And right now you have a big liability that will go into equity. And that satisfies the other NASDAQ deficiency. And we would maintain the minimum book value deficiency there. So there's solutions now proposed and at the table for what we hope will solve what we think will solve both deficiencies.

Romeo Maione

6ix

Okay. Post transaction, will 5E need any additional capital raises just to keep the company solvent?

Paul Weibel

CEO

Listen, I think this transaction provides the means and mechanisms to get us to FID. And so, yeah, there's going to be an additional capital needed. And I think I'm hopeful and I'm excited to really kick off the process here with XM for the debt facility, additionally talk to multiple private equity funds about the royalty.

And I think, that continues to be assessed. And so I think those two mechanisms combined with the healthy capital structure, I think we're in a position to deliver. And I think the goal is to get to the debt piece and there's multiple things that kind of tie into that.

Graham Van’t Hoff

Chairman

Paul, can you talk a little bit about, cause I see also in the chat about. What are the kind of requirements of XM and how you see that conversation, that process going?

Paul Weibel

CEO

Yeah. So I think it's good. Great question. S next step with XM, I'll have a fly in with Josh at the end of this month.

We kind of, DC is changing right now and we want the new administration to come in. And so that's when we'll have our first kind of game planning meeting with the XM team. Really that's going to be a let's set expectations, give an update where the project's at, where we're tracking for our PFS and in completion of pre feed engineering.

Then I think from a requirements perspective, we're going to need offtake agreements. They're going to need to come in place. We're going to need atechnical routes from our EPC firm. We're going to need a fixed price EPC contract. And there's kind of numerous steps along the way to get there.

But I think what's at least been kind of outlined to me is that what we'll do is that after this meeting, we're going to be working towards what, what would be a term sheet. And my hope is that kind of lands right around the pre feed engineering time, cause with the pre feed engineering, we're going to have a plus or minus 25 percent capital estimate.

And we have a higher degree of certainty on what the project's going to cost and that can dovetail into the term sheet, where we outline terms, and run the paydowns in the financial model, and it then opens up six months of hard diligence while we're going through feed, and that is where we need to paper up the off takes.

That is where we really need to be sharp on our logistics. You're gonna have multiple project sponsors. Who are we going to be supplying natural gas from? Who are we going to be? Which pipeline is it? Is it? Is it Kinder Morgan or is it SoCal gas? And there's a lot of work that will go into that.

But that process drives to a conditional loan commitment where you're basically there, but there's going to be obviously CPs or closing precedence. And one of them will be FID and any potential capital that would need to come to the table to kind of, depending on where your leverage ratios are at.

So it's a process, but I'm excited that new administration's in, and we're going to kick that process off at the end of this month.

Romeo Maione

6ix

Oh, great D in the chat let us know if that answers your question, but I reckon it does. I also referenced Paul, offtake agreements, I'm not sure if you had any additional, it was one of my questions if you had any additional info about the status of those.

Paul Weibel

CEO

Yeah. So I think it's. It's good to note that we continue to send out samples. Ken has been doing some heavy lifting over in the Asian markets and multiple specialty glass manufacturers that product has now gone out to for in the samples. And I think that is the offtake agreements and the form of offtake is one of the agenda items at the end of this month that I want to talk to XM about because listen, this is a market that the boron market needs a new supply of boron.

It is an oligopoly where you have two very large companies that dominate 85 percent of global supply with very large healthy balance sheets and one is essentially a government entity. So both of these have the balance sheets to really set their offtake agreements that can. It’s their pricing causes are going to be subject to market and market provisions wouldn't be bankable for 5E and XM.

So it's really important that we get this part right and ensure we have a form of agreement hat's going to work for XM. And so I think there's that piece, and then you have the byproduct piece. And so we have a parallel process on calcium chloride because ultimately the price we get for calcium chloride dovetails right into our model, which is going to drive what's the price or for we can offer on the offtake side.

So the two go hand in hand. And I think discussions are good. Like there's very supportive customers that Mark's talking to, but we want to get that right with the XMDs.

Romeo Maione

6ix

Makes sense. On byproducts, actually, somebody wrote in over email asking what byproducts you're considering long term to expand the product portfolio?

Paul Weibel

CEO

Yeah. So I think it culminates a calcium boron based mineral. And so with, you could almost argue the calcium chloride is going to be a primary product as well, but we view it as a byproduct that will produce a sizable amount of calcium chloride. But we also have a very good magnesium stream and that's coming out today in our metals waste.

It's in our interest to get sharp on monetizing that in the future. There is lithium chloride there. It'll be a smaller size, but indeed, it's there. And then, you know, we've previously been asked what's the more boron derivative would be focused on first. And that there's collective alignment that that would be boric oxide.

Romeo Maione

6ix

Thank you. Another question was written in on email, obviously, to the best of your ability. And to some degree, it's crystal ball gazing. Somebody asks, 24 months time?

Paul Weibel

CEO

It's tough for me to really predict and, give a number for the stock price, but I can say this as I reflect upon this transaction, I've thought a lot about this over the last couple of months and I follow the share price and, like it's apparent, we're getting no credit for any intrinsic value and our market cap today has been approximately 40 million dollars.

Well, think about it. We have an enterprise value on a book basis of 120 million. And that's because we have 82 million in convertible note now, 87, approximately 120, 130 million in enterprise value book value. And my hope is that with a successful vote and equitization, market cap essentially reverts back to enterprise book value of the business.

And as we continue to operationally deliver, Mark does and Kenneth do their part commercially. My belief is that the market should begin to transition to become a forward looking view of the business and we begin to get intrinsic value. And I think having a healthy capital structure while we deliver on the ground really can help.

Drive that share price higher. And so listen, it's tough for me to predict the future, but that's kind of my holistic view of where we should be.

Graham Van’t Hoff

Chairman

Maybe, maybe an add on to that Paul, is obviously once we get to the end of fail too, we'll then be looking at an updated technical report and that will give us an updated NPV on our first project, but obviously then a line of sight on he second and third projects, and obviously that starts to set out your stall for, you know, what is the present value of those three projects and as Paul was kind of alluding to, then the inherent promise that the share price ought to be looking at.

Romeo Maione

6ix

Thanks for that additional context. David from the chat asked, and I'll throw it to both of you, whoever would like to answer. What confidence can you minority shareholders that their interests will be protected given note holder board presence?

Graham Van’t Hoff

Chairman

Let me do this, Paul. And and maybe I can tell you a little bit of a story to seek to address this question, which is in the early phase of the discussion that we have held that have led to this restructuring.

I had a conversation at one point early on with John Wilder, who's the chairman of Bluescape. And I made very clear to him, and I think most of you on the call probably know that I was originally nominated by Bluescape. I was very clear to him, I said, look, uh, you know, I understand kind of where you potentially want to go, but I need to, I have to represent the shareholders here.

I am not representing your interests whatsoever. And I give him credit. He said, that's your job. And it is indeed my job. And going forward, I continue to see it that way. That it is my job and the board's job to look after all the shareholders. And obviously when you're in a position where you've got a majority and minorities, you need to give very special attention to making sure that those minority shareholders are appropriately looked after. And I can guarantee you that I view that as my role and the role of the rest of the board also.

Romeo Maione

6ix

Thanks, Graham. I got time for two more questions and I'll throw it to Graham and Paul to you guys for last words. T Sullivan in the chat asks, is the next shipment of boric acid another 20 odd sac shipment or a larger shipment for a different type of customer testing?

Paul Weibel

CEO

Thanks, Tate. Glad to have you here. So this will be specialty glass out of Asia, and it'll be about that size. I think 22 Super Sacks fits on a truck and on, but I think 18 fits on a boat, so it, it'll be about that size and it'll be for glass manufacturing, which requires that much lower sulfate and low chlorides.

Romeo Maione

6ix

Thank you. One last question. CWW in the chat, they ask, or they know there are many discussions regarding a rotary instrument. They're curious what the current status is of those discussions.

Paul Weibel

CEO

Yeah, I think continue to listen where you have most mining private equity firms across the world in our data room.

Love the jurisdiction, like the project, like the asset, and the commodity, just from a differentiation, no one has any royalty on or plays in their portfolio. So there's groups keen to continue to progress and talk about, talk on the follow the company and diligence us.

I think it helps getting to the pre feed because I think if any of those mining private equity funds come in, they're coming in because they want to get paid on that royalty stream. And listen, that also goes to the company's benefit because we, at the same time with the risk discount rate on those cash flows comes in.

And so I think the, as we think about that, they're very thoughtful on, okay, if I'm going to come in with a royalty, the only way I'm getting paid on that royalty is essentially if company gets the project up commercially, you start, we start delivering product to customers. And so I think that's going to be the big milestone to really quickly fast track that and bring the royalty side together.

Romeo Maione

6ix

Awesome. I appreciate that.

Graham Van’t Hoff

Chairman

I just emphasize what Paul said, which is, the further we go in de risking the project, the better the deal we will get in a royalty. And obviously we'll have to trade that off. In terms of, how long we wait before we pull that trigger.

But certainly, we don't want to do that like now because we, we'd be paying through the nose relative to where we'll be in six months or so.

Romeo Maione

6ix

Great. So I'll say for everyone who's in the room live and for those watching on the recording, thanks so much for joining us. Paul and Graham, thanks so much for being on today.

I'll throw it to you both for a last word you've got for those watching at home.

Paul Weibel

CEO

I can go first. Appreciate everyone's time today. Listen, not the sweetest deal, but I understand too that, or at least I can tell you there's, we're gonna pick up right where we left off in 2024 and roll that into 2025.

I know that our team is highly motivated and was up at site yesterday, milestones continue to be hit and, and we're focused on delivering.

Graham Van’t Hoff

Chairman

Nothing really to add. Just appreciate all of you being on this call and being investors with us and we're going to do our absolute best to continue to build on where we are right now.

Romeo Maione

6ix

Awesome. Gentlemen, thank you so much for your time today and I hope everybody has a lovely end of their day.

Special Meeting of Stockholders

The Company intends to file a preliminary proxy statement for a special meeting of stockholders seeking approval of the Transaction in the near future. The Transaction is crucial to strengthening the Company’s balance sheet, funding the Company’s next phase of development, and normalizing the capital structure.

The Company’s board of directors views the Transaction as being in the best interest of the Company and its stockholders as a whole and recommends that all stockholders vote in favor of the Transaction at the company’s upcoming Special Meeting.

Contingency Considerations

The Company expects to implement the Transaction and restructuring through an out-of-court restructuring. If the conditions precedent to the out-of-court restructuring cannot be timely satisfied, including approval by the Company’s stockholders of certain proposals, the Company expects to implement the restructuring through bankruptcy in a pre‑packaged Chapter 11 plan. The Company believes that completing the out-of-court restructuring will allow it to avoid possible business disruptions, preserve valuable capital, and prevent additional expenses and other uncertainties that would result from commencing the bankruptcy cases to effectuate the pre-packaged Chapter 11 plan.

No Offer or Solicitation

This document is for informational purposes only, and is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of a proxy, consent, or authorization in any jurisdiction or any vote or approval in any jurisdiction pursuant to the Transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offering of securities shall be made except by means of a prospectus in accordance with the requirements of Section 10 of the Securities Act of 1933, as amended or an exemption therefrom.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the Transaction and certain stockholder approvals required thereby. In connection with the Transaction, the Company expects to file a preliminary proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”) and intends to file other relevant materials with the SEC, including a proxy statement in definitive form. Following the filing of the definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the Transaction. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY ALL RELEVANT DOCUMENTS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED WITH THE SEC, INCLUDING THE COMPANY’S PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE TRANSACTION. Copies of the proxy statement and other relevant materials and any other documents filed by the Company with the SEC may be obtained free of charge at the SEC’s website, at www.sec.gov. In addition, stockholders may obtain free copies of the proxy statement and other relevant materials by directing a request to: 5E Advanced Materials, Inc., 9329 Mariposa Road, Suite 210, Hesperia, CA 92344.

Participants in Proxy Solicitation

The Company and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the Transaction. Information about the directors and executive officers of the Company is set forth in its Annual Report on Form 10‑K filed with the SEC on September 9, 2024, and the Preliminary Proxy Statement is expected to be filed with the SEC in connection with the Transaction. Other information regarding the persons who may be deemed participants in the proxy solicitations in connection with the Transaction, and a description of any interests that they have in the Transaction, by security holdings or otherwise, will be contained in the definitive proxy statement and other relevant materials to be filed with the SEC regarding the Transaction when they become available. Stockholders, potential investors, and other interested persons should read the definitive proxy statement carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from the sources indicated above.

About 5E Advanced Materials, Inc.

5E Advanced Materials, Inc. (Nasdaq: FEAM) (ASX: 5EA) is focused on becoming a vertically integrated global leader and supplier of boron specialty and advanced materials, complemented by lithium co-product production. The Company’s mission is to become a supplier of these critical materials to industries addressing global decarbonization, food and domestic security. Boron and lithium products will target applications in the fields of electric transportation, clean energy infrastructure, such as solar and wind power, fertilizers, and domestic security. The business strategy and objectives are to develop capabilities ranging from upstream extraction and product sales of boric acid, lithium carbonate and potentially other co-products, to downstream boron advanced material processing and development. The business is based on our large domestic boron and lithium resource, which is located in Southern California and designated as Critical Infrastructure by the Department of Homeland Security’s Cybersecurity and Infrastructure Security Agency.

Forward Looking Statements

This communication includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements other than statements of historical fact included in this communication regarding the Company's business strategy, plans, goals, and objectives, including regarding the anticipated benefits of the Transaction and Company’s expectations regarding the funding that may be provided as a result of the Transaction, are forward-looking statements. When used in this communication, the words “believe,” “project,” “expect,” “forecast,” “anticipate, ” “estimate,” “intend,” “seek,” “budget,” “target,” “aim,” “strategy,” “plan,” “guidance,” “outlook,” “intent,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on the Company’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the extraction of the critical materials we intend to produce and advanced materials production and development. These risks include, but are not limited to: our limited operating history in the borates and lithium industries and no revenue from our proposed extraction operations at our properties; our need for substantial additional financing to continue as a going concern and to execute our business plan and our ability to access capital and the financial markets; our status as an exploration stage company dependent on a single project with no known Regulation S-K 1300 mineral reserves and the inherent uncertainty in estimates of mineral resources; our lack of history in mineral production and the significant risks associated with achieving our business strategies, including our downstream processing ambitions; our incurrence of significant net operating losses to date and plans to incur continued losses for the foreseeable future; risks and uncertainties relating to the development of the Fort Cady project, including our ability to timely and successfully complete our proposed Commercial Scale Boron Facility; our ability to obtain stockholder approval for and successfully implement the Transaction, and related matters on a timely manner or at all; our ability to obtain, maintain and renew required governmental permits for our development activities, including satisfying all mandated conditions to any such permits; the implementation of and expected benefits from certain reduced spending measures, the delisting of our securities from Nasdaq, which could limit investors’ ability to transact in our securities, subject us to additional trading restrictions and substantially increase the number of shares issuable upon conversion of our outstanding convertible notes; and other risks and uncertainties set forth in our filings with the SEC from time to time. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. These risks are not exhaustive and the information in this communication may be subject to additional risks. No representation or warranty (express or implied) is made as to, and no reliance should be placed on, any information, including projections, estimates, targets, and opinions contained herein, and no liability whatsoever is accepted as to any errors, omissions, or misstatements contained herein. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as to the date of this communication.

For additional information regarding these various factors, you should carefully review the risk factors and other disclosures in the Company's Form 10-K filed on September 9, 2024 and subsequent filings with the SEC throughout the year, as well as in its filings under the Australian Securities Exchange. Any forward-looking statements are given only as of the date hereof. Except as required by law, the Company expressly disclaims any obligation to update or revise any such forward-looking statements. Additionally, the Company undertakes no obligation to comment on third party analyses or statements regarding the Company’s actual or expected financial or operating results or its securities.

For further information contact:

Nathan Skown or Joseph Caminiti

Alpha IR Group

FEAM@alpha-ir.com

Ph: +1 (312) 445-2870